EXHIBIT 23


           Consent of Hein & Associates LLP, Independent Auditors

 We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-106881) pertaining to the First Cash 401(k) Profit Sharing Plan of our report dated May 25, 2004, with respect to the financial statements and schedule of the First Cash 401(k) Profit Sharing Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2003.

 /s/ Hein & Associates LLP

 Dallas, Texas
 June 25, 2004